Exhibit 99.1

Landstar System, Inc. 13410 Sutton Park Drive, South Jacksonville, FL 32224 904 398 9400

For Immediate Release	Contact: Jim Gattoni
Landstar System, Inc.
www.landstar.com
April 21, 2021	904-398-9400

LANDSTAR SYSTEM REPORTS ALL-TIME QUARTERLY RECORD

DILUTED EARNINGS PER SHARE OF $2.01 IN THE 2021 FIRST QUARTER

Jacksonville, FL - Landstar System, Inc. (NASDAQ: LSTR) reported all-time quarterly record net income of $77.2 million, or $2.01 per diluted share, in the 2021 first quarter, on record first quarter revenue of $1.288 billion. In the 2020 first quarter, net income was $40.9 million, or $1.04 per diluted share, on $927.6 million of revenue. 2021 first quarter revenue, net income and diluted earnings per share increased 39 percent, 89 percent and 93 percent, respectively, over the 2020 first quarter. Gross profit (defined as revenue less the cost of purchased transportation and commissions to agents) was an all-time quarterly record $189.2 million in the 2021 first quarter, 32 percent above 2020 first quarter gross profit of $142.9 million. Note that the adverse impact of the COVID-19 pandemic on the U.S. economy in early 2020 did not have a significant impact on Landstar’s first quarter 2020 results, but did have a significant impact on the Company’s 2020 second quarter results.

Truck transportation revenue hauled by independent business capacity owners (“BCOs”) and truck brokerage carriers in the 2021 first quarter was $1,193.5 million, or 93 percent of revenue, compared to $854.6 million, or 92 percent of revenue, in the 2020 first quarter. Truckload transportation revenue hauled via van equipment in the 2021 first quarter was $827.2 million compared to $545.3 million in the 2020 first quarter. Truckload transportation revenue hauled via unsided/platform equipment in the 2021 first quarter was $340.6 million compared to $286.3 million in the 2020 first quarter. Revenue hauled by rail, air and ocean cargo carriers was $79.3 million, or 6 percent of revenue, in the 2021 first quarter compared to $54.7 million, or 6 percent of revenue, in the 2020 first quarter.

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Trailing twelve month return on average shareholders’ equity was 33 percent and return on invested capital, representing net income divided by the sum of average equity plus average debt, was 29 percent. The Company is currently authorized to purchase up to 1,821,030 shares of the Company’s common stock under its previously announced share purchase program. Landstar announced today that its Board of Directors has declared a quarterly dividend of $0.21 per share payable on May 28, 2021, to stockholders of record as of the close of business on May 6, 2021. It is currently the intention of the Board to pay dividends on a quarterly basis going forward.

“Landstar’s 2021 first quarter set a new standard as the best first quarter financial performance in our history. Revenue was the second highest quarterly revenue in Landstar’s history, second only to the 2020 fourth quarter. And, 2021 first quarter gross profit, net income and diluted earnings per share were each all-time quarterly records. First quarter 2021 operating margin, representing operating income divided by gross profit, was 54.6 percent, also an all-time quarterly record,” said Landstar President and CEO Jim Gattoni. “Typically, truckload volumes in the first quarter of any year are softer than in the second, third and fourth quarters due to seasonality. Given the exceptional performance by Landstar in the 2021 first quarter, I believe the stage has now been set for what should be a record-setting year.”

“Revenue from truck loads hauled via van equipment exceeded the 2020 first quarter by 52 percent, and revenue from truck loads hauled via unsided/platform equipment exceeded the 2020 first quarter by 19 percent. Consumer demand for durables, building products and e-commerce drove record quarterly van revenue, while growth in the U.S. metals and machinery sectors continued to drive improvement in unsided/platform equipment performance. For revenue generated via van equipment in the 2021 first quarter compared to the 2020 first quarter, the number of loads increased 17 percent and revenue per load increased 30 percent. Revenue from truck loads hauled via unsided/platform equipment continued to improve from the softer conditions that existed throughout most of 2020. The number of loads and revenue per load on loads hauled via unsided/platform equipment in the 2021 first quarter exceeded the 2020 first quarter by 5 percent and 14 percent, respectively.”

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Gattoni continued, “In our 2020 year-end earnings release on January 27, 2021, we provided first quarter revenue guidance of $1.10 billion to $1.15 billion and first quarter diluted earnings per share guidance of $1.55 to $1.65. Actual 2021 first quarter revenue was $1.288 billion and diluted earnings per share was $2.01, both significantly above the high end of our previously issued guidance. Our 2021 first quarter guidance reflected our expectation that revenue per load on loads hauled via truck would exceed the 2020 first quarter in a mid-teen percentage range and the number of loads hauled via truck in the 2021 first quarter would exceed the 2020 first quarter in a high single digit percentage range. Actual performance in the 2021 first quarter significantly exceeded our expectations, as summarized in the following chart:

	% growth over prior year
	Actual Q4 2020	Guidance Q1 2021	Actual Q1 2021
Truck revenue per load	17%	14% - 16%	24%
Number of truck loads	13%	7% - 9%	13%

As noted above, revenue per load and the number of loads hauled via truck in the 2021 first quarter exceeded the 2020 first quarter by 24 percent and 13 percent, respectively, as our assumption of decelerating year-over-year volume growth in February and March on softening consumer demand did not transpire. The winter storms that impacted much of the central portion of the country during the last week of Landstar’s fiscal February had a significant impact on freight volumes during that week. We believe these storms temporarily delayed many loads that otherwise would have been hauled in February to instead be hauled in March. After taking this short-term impact into consideration, load volume and revenue per load on loads hauled via truck remained strong through the entirety of the 2021 first quarter and were generally in-line with historical seasonal month-to-month trends, with the exception of truck revenue per load in fiscal March. Revenue per load on loads hauled via truck in March 2021 exceeded March 2020 by an impressive 31 percent, far above the 18 percent and 19 percent month-over-prior-year-month growth experienced in January and February 2021, respectively. Revenue per load on loads hauled via van and unsided/platform equipment both experienced unusually large percentage increases from February to March.”

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Gattoni continued, “Second quarter year-over-prior-year revenue and diluted earnings per share comparisons are not meaningful due to the adverse impact the COVID-19 pandemic had on the Company’s 2020 second quarter financial results. On a sequential basis, I expect the strong finish to the 2021 first quarter to continue through the 2021 second quarter. As a result, I expect both revenue per load and the number of loads hauled via truck to be in a mid-single digit percentage range above the 2021 first quarter. As such, I anticipate revenue for the 2021 second quarter to be in a range of $1.40 billion to $1.45 billion.”

Gattoni concluded, “Based on the range of revenue estimated for the 2021 second quarter, I would anticipate diluted earnings per share to be in a range of $2.20 to $2.30. This range of diluted earnings per share includes insurance and claims expense estimated at 4.3 percent of BCO revenue.”

Landstar will provide a live webcast of its quarterly earnings conference call tomorrow morning at 8:00 a.m. ET. To access the webcast, visit the Company’s website at www.landstar.com; click on “Investor Relations” and “Webcasts,” then click on “Landstar’s First Quarter 2021 Earnings Release Conference Call.”

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not based on historical facts are “forward-looking statements”. This press release contains forward-looking statements, such as statements which relate to Landstar’s business objectives, plans, strategies and expectations. Terms such as “anticipates,” “believes,” “estimates,” “intention,” “expects,” “plans,” “predicts,” “may,” “should,” “could,” “will,” the negative thereof and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: the impact of the coronavirus (COVID-19) pandemic; an increase in the frequency or severity of accidents or other claims; unfavorable development of existing accident claims; dependence on third party insurance companies; dependence on independent commission sales agents; dependence on third party capacity providers; decreased demand for transportation services; substantial industry competition; disruptions or

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failures in the Company’s computer systems; cyber and other information security incidents; dependence on key vendors; changes in fuel taxes; status of independent contractors; regulatory and legislative changes; regulations focused on diesel emissions and other air quality matters; catastrophic loss of a Company facility; intellectual property; unclaimed property; and other operational, financial or legal risks or uncertainties detailed in Landstar’s Form 10K for the 2020 fiscal year, described in Item 1A Risk Factors, and in other SEC filings from time to time. These risks and uncertainties could cause actual results or events to differ materially from historical results or those anticipated. Investors should not place undue reliance on such forward-looking statements, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

About Landstar:

Landstar System, Inc. is a worldwide, asset-light provider of integrated transportation management solutions delivering safe, specialized transportation services to a broad range of customers utilizing a network of agents, third-party capacity providers and employees. Landstar transportation services companies are certified to ISO 9001:2015 quality management system standards and RC14001:2015 environmental, health, safety and security management system standards. Landstar System, Inc. is headquartered in Jacksonville, Florida. Its common stock trades on The NASDAQ Stock Market® under the symbol LSTR.

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Landstar System, Inc. and Subsidiary

Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Thirteen Weeks Ended
	March 27,	March 28,
	2021	2020
Revenue	$1,287,534	$927,566
Investment income	684	1,167

Costs and expenses:
Purchased transportation	998,285	709,257
Commissions to agents	100,009	75,376
Other operating costs, net of gains on asset sales/dispositions	7,642	8,306
Insurance and claims	21,505	24,957
Selling, general and administrative	45,408	45,327
Depreciation and amortization	12,101	11,505

Total costs and expenses	1,184,950	874,728

Operating income	103,268	54,005
Interest and debt expense	1,042	952

Income before income taxes	102,226	53,053
Income taxes	24,986	12,158

Net income	$77,240	$40,895

Diluted earnings per share	$2.01	$1.04

Average diluted shares outstanding	38,404,000	39,254,000

Dividends per common share	$0.210	$0.185

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Landstar System, Inc. and Subsidiary

Consolidated Balance Sheets

(Dollars in thousands, except per share amounts)

(Unaudited)

	March 27,	December 26,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$219,389	$249,354
Short-term investments	41,407	41,375
Trade accounts receivable, less allowance of $7,095 and $8,670	824,872	764,169
Other receivables, including advances to independent contractors, less allowance of $6,711 and $7,239	40,067	134,757
Other current assets	11,584	18,520

Total current assets	1,137,319	1,208,175

Operating property, less accumulated depreciation and amortization of $309,464 and $299,407	288,041	296,996
Goodwill	40,732	40,949
Other assets	108,373	107,679

Total assets	$1,574,465	$1,653,799

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Cash overdraft	$74,754	$74,748
Accounts payable	414,440	380,505
Current maturities of long-term debt	32,800	35,415
Insurance claims	39,229	149,774
Dividends payable	—	76,770
Other current liabilities	101,442	88,925

Total current liabilities	662,665	806,137

Long-term debt, excluding current maturities	58,196	65,359
Insurance claims	39,850	38,867
Deferred income taxes and other non-current liabilities	50,835	51,601

Shareholders’ equity:
Common stock, $0.01 par value, authorized 160,000,000 shares, issued 68,212,296 and 68,183,702	682	682
Additional paid-in capital	232,597	228,875
Retained earnings	2,115,411	2,046,238
Cost of 29,803,726 and 29,797,639 shares of common stock in treasury	(1,582,818)	(1,581,961)
Accumulated other comprehensive loss	(2,953)	(1,999)

Total shareholders’ equity	762,919	691,835

Total liabilities and shareholders’ equity	$1,574,465	$1,653,799

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Landstar System, Inc. and Subsidiary

Supplemental Information

(Unaudited)

	Thirteen Weeks Ended
	March 27,	March 28,
	2021	2020
Revenue generated through (in thousands):
Truck transportation
Truckload:
Van equipment	$827,187	$545,307
Unsided/platform equipment	340,632	286,328
Less-than-truckload	25,670	22,941

Total truck transportation	1,193,489	854,576
Rail intermodal	31,708	28,129
Ocean and air cargo carriers	47,600	26,587
Other (1)	14,737	18,274

	$1,287,534	$927,566

Revenue on loads hauled via BCO Independent Contractors (2) included in total truck transportation	$560,114	$431,279

Number of loads:
Truck transportation
Truckload:
Van equipment	368,873	315,345
Unsided/platform equipment	126,265	120,589
Less-than-truckload	40,692	38,356

Total truck transportation	535,830	474,290
Rail intermodal	11,700	11,540
Ocean and air cargo carriers	9,230	7,070

	556,760	492,900

Loads hauled via BCO Independent Contractors (2) included in total truck transportation	245,950	233,400

Revenue per load:
Truck transportation
Truckload:
Van equipment	$2,242	$1,729
Unsided/platform equipment	2,698	2,374
Less-than-truckload	631	598
Total truck transportation	2,227	1,802
Rail intermodal	2,710	2,438
Ocean and air cargo carriers	5,157	3,761

Revenue per load on loads hauled via BCO Independent Contractors (2)	$2,277	$1,848

Revenue by capacity type (as a % of total revenue);
Truck capacity providers:
BCO Independent Contractors (2)	44%	46%
Truck Brokerage Carriers	49%	46%
Rail intermodal	2%	3%
Ocean and air cargo carriers	4%	3%
Other	1%	2%

	March 27,	March 28,
	2021	2020
Truck Capacity Providers
BCO Independent Contractors (2)	10,498	9,444

Truck Brokerage Carriers:
Approved and active (3)	49,538	38,879
Other approved	23,246	16,657

	72,784	55,536

Total available truck capacity providers	83,282	64,980

Trucks provided by BCO Independent Contractors (2)	11,268	10,112

(1)	Includes primarily reinsurance premium revenue generated by the insurance segment and intra-Mexico transportation services revenue generated by Landstar Metro.
(2)	BCO Independent Contractors are independent contractors who provide truck capacity to the Company under exclusive lease arrangements.
(3)	Active refers to Truck Brokerage Carriers who moved at least one load in the 180 days immediately preceding the fiscal quarter end.